Exhibit 2.30

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

This Amended and Restated Joint Venture Agreement (this “Agreement”) is made and entered into as of March 9, 2005, by and between EW Common LLC, a Nevada limited liability company (“EW Common”) who is the successor in interest to Eastern & Western Hotel Corporation, a Nevada corporation (“E&W”), E&W to the extent that E&W has remaining obligations under the Original JVA, and Florida Hooters LLC, a Nevada limited liability company (“Florida Hooters”).  EW Common and Florida Hooters are hereinafter sometimes individually referred to as “Venturer” and collectively as “Venturers”.

Preliminary Statements

A.                                   On June 29, 2004, E&W and I and P Corporation, Colorado, a Nevada corporation (“I & P”), on the one side and Florida Hooters, on the other side entered into that certain Joint Venture Agreement (“Original JVA”).

B.                                     At the time the Original JVA was executed, E&W and I & P were both 100% owned by S.I. Enterprises, a Nevada corporation.   On February 28, 2005, S.I. Enterprises converted its form of organization to a limited liability company and is thus, S.I. Enterprises, LLC, a Nevada limited liability company.

C.                                     At the time the Original JVA was executed, I & P owned those certain parcels of land consisting in the aggregate of approximately 8.92 acres of improved real property located at 115 East Tropicana Avenue and 155 East Tropicana Avenue, Las Vegas, NV 89109 and identified as having Assessor’s Parcel Numbers 162-28-101-002 and 162-28-102-001, together with all improvements, easements and other rights benefiting the land (the “Real Property”) on which the San Remo Hotel & Casino sits (the “Hotel/Casino”).

D.                                    Further, I & P also owned substantially all of the non-gaming furniture, furnishings, fixtures, machinery, signage and equipment; vehicles; computers, computer equipment and manuals, and computer software, programs and databases that are used in the operation of the Hotel/Casino (collectively, the “Personal Property” and, together with the Real Property and the Personal Property, the “Assets”).

E.                                      At the time the Original JVA was executed and pursuant to that certain Lease dated September 30, 1996, between E&W and I & P, E&W operated the Hotel/Casino.  E&W owns (i) the Gaming Assets; (ii) Cash; (iii) the inventory used in the operation of the Hotel/Casino (“Inventory”); and (iv) the remaining non-gaming personal property used in the operation of the Hotel/Casino and not owned by I & P (“E&W Personal Property”).

F.                                      On July 28, 2004, I & P merged into E&W as evidenced by Articles of Merger filed with the Nevada Secretary of State.

G.                                     On July 30, 2004, EW Common was formed to hold E&W’s membership interest in the Company, and EW Common does not own any other personal property, and none of E&W’s other assets and/or personal property was transferred to EW Common; E&W continues to own all such assets and property, including, without limitation, all privileged licenses held by E&W related to the Hotel/Casino.

H.                                    In connection with the operation of the Hotel/Casino, E&W is party to certain leases, participation agreements, license agreements and/or other contractual arrangements (the “Operating Contracts”).

I.                                         At the time the Original JVA was executed, E&W and I & P had approximately $45,000,000 in long-term debt (the “Existing Indebtedness”) in the form of three separate notes held by its secured lenders including a senior secured note of $14,320,900 held by Principal Transactions II, Inc., a Delaware corporation (“PTII”), a junior note of $14,646,000 (also held by PTII) and a junior note in the amount of $15,556,896 held by Mizuho Project Ltd. (“Mizuho” and, together with PTII, “Lenders”).  Parts of the Existing Indebtedness of PTII and Mizuho have been partially converted to yen denominated loans.  The Existing Indebtedness was secured by the Assets, E&W Personal Property and the Gaming Assets.

J.                                        Florida Hooters is owned 50.1% by Hooters Gaming LLC, a Nevada limited liability company (“Hooters Gaming”) and 49.9% by Lags Ventures LLC, a Nevada limited liability company (“Lags”).

K.                                    Florida Hooters assisted 155 East Tropicana, LLC, a Nevada limited liability company (the “Company”) in obtaining financing to payoff all of the obligations under the Existing Indebtedness on the terms and conditions acceptable to each of the Venturers (the “New Financing”) and further is assisting the Company in obtaining replacement financing for the New Financing and to fund the Hooters Renovation pursuant to the Indenture and a related line of credit (the “Renovation Financing”).

L.                                      The Company desires to issue Notes and obtain a line of credit in order to obtain the Renovation Financing and complete the Hooters Renovation.

M.                                 In consideration of the Renovation Financing, the Note holders/lenders thereof desire to have the JVA amended in certain respects.

NOW THEREFORE and in consideration of the Renovation Financing, EW Common as the successor in interest to E&W and I & P, and Florida Hooters desire to amend and restate the Original JVA and to affirm what has occurred and any remaining obligations of either party not otherwise set forth in any other related or governing document related to their joint venture acquisition of the Hotel/Casino.

Agreement

1.                                       Definitions.  As used in this Agreement, the terms listed in this Section 1 shall be defined as follows:

“Affiliate” means a person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the person specified;

provided, however, that a Venturer, as such, shall not be deemed to be an Affiliate of the other Venturer.

“Assets” shall have the meaning set forth in Preliminary Statement D.

“Balance Sheet” means an unaudited consolidated balance sheet of E&W prepared in accordance with GAAP, except to the extent that such balance sheet or the notes thereto specify non-GAAP principles in accordance with which the balance sheet was prepared.

“Cash” means cash in the cages and slot machines, bank rolls, cash equivalents, deposits, refund claims and deferred charges.

“Company” shall have the meaning set forth in Preliminary Statement K.

“Current Assets” means as of the First Closing Date or the Third Closing Date, the total amount of current assets as reported on a Balance Sheet.

“Current Liabilities” means as of the First Closing Date or the Third Closing Date, the total amount of current liabilities as reported on a Balance Sheet.

“Design, Development and Renovation Budget and Timeline” shall mean all costs associated with the Hooters Renovation, including all renovation, redesign fees, permits and licenses, pre-opening program costs and all associated financing fees and the timeline for the Hooters Renovation through the date that the Hooters Renovation is completed and the Redeveloped Casino/Hotel opens for business.

“Dispute Notice” shall have the meaning set forth in Section 2.8.

“E&W” shall have the meaning set forth in the first paragraph of this Agreement.

“E&W Personal Property” shall have the meaning set forth in Preliminary Statement E.

“Existing Indebtedness” shall have the meaning set forth in Preliminary Statement I.

“First Closing Date” occurred on July 30, 2004.

“Gaming Assets” shall mean all of E&W’s gaming assets consisting of all rights, properties and businesses which directly or indirectly comprise, are used in, or relate to E&W’s casino business, including without limitation, the furniture, fixtures, gaming devices, and all warranties applicable thereto, equipment, appliances, tools, trade names, goodwill, telephone numbers, credit files, computer records, financial statements, gaming tax returns, customer lists, all related accounting files, and all computer hardware and software, used directly or indirectly in the operation of the casino portion of the Hotel/Casino.

“Governmental or Regulatory Authority” means any Nevada Gaming Authority, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the

United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“HGC” means Hooters Gaming Corporation, a Nevada corporation.

“HI LP” means HI Limited Partnership, a Florida limited partnership having its principal offices in Atlanta, Georgia.

“Florida Hooters” shall have the meaning set forth in the first paragraph of this Agreement.

“Hooters Brand” shall mean the “Hooters” name and mark to be used in connection with the Hooters Renovation and the Redeveloped Casino/Hotel.  HI LP owns and controls the use of the Hooters Brand.

“Hooters Gaming” shall have the meaning set forth in Preliminary Statement J.

“Hooters Gaming Royalty Fee” means HGC’s 60% of the total royalty fee of net gaming revenue to be paid by Company to HGC and HI LP pursuant to the Hooters License Assignment.  Hooters Gaming shall subordinate and defer, but not waive, the Hooters Gaming Royalty Fee to the Preferred Return and to service the debt incurred by Company.

“Hooters License Agreement” means that certain License Agreement dated March 21, 2001, as amended by that Amendment to License Agreement dated April 21, 2004, and as amended by that Amendment to License Agreement dated February 24, 2005, and entered into by and between HI LP and HGC pursuant to which HI LP has granted to HGC the exclusive license to use the Hooters Brand in connection with the conduct of gaming and the operation of a hotel in Nevada, including a “Hooters” restaurant subject to the receipt of written permission from Las Vegas Wings.  A true and correct copy of the Hooters License Agreement, as amended is attached as Appendix 3 to the Operating Agreement.

“Hooters License Assignment” shall be those non-exclusive assignments as they have been amended and restated as of March 9, 2005: (i) by HGC to Hooters Gaming pursuant to that certain Assignment Agreement dated on or before the First Closing Date; then (ii) by Hooters Gaming to Florida Hooters pursuant to that certain Assignment Agreement dated on or before the First Closing Date; and then (iii) by Florida Hooters to Company pursuant to that certain Assignment Agreement dated on or before the First Closing Date that will ultimately assign to Company the Hooters License Agreement and allow Company to use the Hooters Brand in connection with the Hooters Renovation and the Redeveloped Casino/Hotel.  The Hooters License Assignment shall provide that HGC and HI LP shall receive a combined royalty fee not to exceed 5% of net gaming revenue and HI LP shall receive a royalty fee not to exceed 2% of revenue generated from all other of the “Licensed Activities” (as defined in the Hooters License Agreement) of the Redeveloped Casino/Hotel, except for the Restaurant Royalty Fee, which such fee shall be separately set forth in the Hooters Restaurant Consent.  The Hooters License Assignment shall be substantially in the form of the attached Exhibit A.

“Hooters Renovation” means the redesign and renovation of the Hotel/Casino as the Hooters Casino Hotel, a resort and entertainment center, having and using the Hooters Brand and concept.  As part of the Hooters Renovation, the Hotel/Casino shall be re-themed and re-named, shall include a Hooters Restaurant and may include a Dan Marino Town Tavern, Martini Bar and a Howl at the Moon entertainment lounge.

“Hooters Restaurant Consent” shall be that certain Consent Agreement by and between Las Vegas Wings and HGC, as ultimately assigned to Company pursuant to the Hooters License Agreement and Hooters License Assignment granting its consent to allow Company to operate a Hooters restaurant in the Redeveloped Casino/Hotel.  The Hooters Restaurant Consent shall provide for the payment of the Restaurant Royalty Fee and shall further provide that Las Vegas Wings shall not grant a license to another operator to operate a Hooters restaurant on the Las Vegas Strip.  The Hooters Restaurant Consent shall be substantially in the form of the attached Exhibit B.

“Hotel/Casino” shall have the meaning set forth in Preliminary Statement C.

“Indenture” shall mean the indenture or other agreement governing the Notes.

“Interim Casino Lease” means that “Casino Lease” entered into by E&W and Company on the First Closing Date, as amended and restated by that certain “Amended and Restated Casino Lease” dated March 9, 2005, pursuant to which E&W shall lease all of the bars and other commercial retail space that sells liquor or otherwise holds a license to sell liquor in the Hotel/Casino and the casino portion of the Hotel/Casino and to operate the same until the expiration or termination thereof.

“Interim Hotel Lease” means that “Hotel Lease” entered into by E&W and Company on the First Closing Date, as amended and restated by that certain “Amended and Restated Hotel Lease” dated March 9, 2005, pursuant to which E&W will manage the operations of the hotel portion of the Hotel/Casino and all food facilities located in the Hotel/Casino which shall be all of the Hotel/Casino not subject to the Interim Casino Lease, until the expiration or termination thereof.

“Inventory” shall have the meaning set forth in Preliminary Statement E.

“Lags” shall have the meaning set forth in Preliminary Statement J.

“Lags Concept Restaurant Assignment” shall be the assignment by the entity controlled by Dave Lageschulte regarding the operation of a “Dan Marino’s Town Tavern” and “Martini Bar” restaurant in the Redeveloped Casino/Hotel.  The Lags Concept Restaurant Assignment shall provide for the payment of a 6% royalty license fee by Company to the entity controlled by Dave Lageschulte.  The Lags Concept Restaurant Consent shall be substantially in the form of the attached Exhibit C.

“Las Vegas Strip” shall mean that area of Clark County, Nevada to the east of Decatur Boulevard, south of the Las Vegas 93/95 Expressway, north of Blue Diamond Road and west of Maryland Parkway.

“Las Vegas Wings” shall mean Las Vegas Wings, Inc., a Nevada corporation.

“Leases” shall mean the Interim Casino Lease and the Interim Hotel Lease, collectively.

“Lenders” shall have the meaning set forth in Preliminary Statement I.

“Managed Account” shall have the meaning set forth in Section 16.3.

“Membership Interest” means the respective interests of EW Common and Florida Hooters in Company issued by Company pursuant to the Operating Agreement.

“Nevada Gaming Authorities” means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board, or any governmental agency of the State of Nevada or its political subdivisions that succeeds to the functions of such agencies.

“New Financing” shall have the meaning set forth in Preliminary Statement K.

“Notes” means the senior secured notes due 2012 issued by Company and 155 East Tropicana Finance Corp., a Nevada corporation, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

“Operating Agreement” shall mean the Amended and Restated Operating Agreement of Company dated March 9, 2005, by and between EW Common and Florida Hooters, which such Operating Agreement shall govern the rights, duties and responsibilities of its members and provide for the distribution of proceeds from the operation of the Hotel/Casino.  The Operating Agreement shall also provide inter alia for the establishment of capital accounts for each of the Venturers, distributions of profits, the use of proceeds of a capital infusion (other than a sale of the Hotel/Casino or Redeveloped Casino/Hotel) or the distribution of proceeds from the sale of the Hotel/Casino or Redeveloped Casino/Hotel.

“Operating Contracts” shall have the meaning set forth in Preliminary Statement H.

“Personal Property” shall have the meaning set forth in Preliminary Statement D.

“Positive Working Capital” shall have the meaning set forth in Section 2.7.

“Preferred Equity” means the preferred equity issued by Company in favor of EW Common as partial consideration for EW Common’s capital contribution of the Assets, E&W Personal Property, Inventory, Cash and the Gaming Assets in an amount equal to $25,000,000.   The rights of EW Common with respect to the Preferred Equity, including the amounts due as a Preferred Return, the payment of the Preferred Return and the redemption of the Preferred Equity, shall be set forth in the Operating Agreement.

“Preferred Return” means the preferred return in the amount of 4% to be paid to EW Common on the Preferred Equity, which Preferred Return shall begin accruing on the Re-opening.

“Project Cost” means the total costs associated with the Hooters Renovation, including, without limitation, the costs of retheming, redesigning, developing and renovation, including, without limitation, all direct costs related thereto such as labor, materials, supplies, furniture, furnishings, fixtures, machinery, equipment, construction management, architectural, engineering and design fees, site work, construction permits, pre-development expenses, pre-opening expenses and interest and fees paid or accrued on the Renovation Financing prior to the completion of the Hooters Renovation.

“Re-opening” means the time when the Hooters Renovation shall have been substantially completed and the facilities of the Hooters Casino Hotel have been opened to the general public, are receiving customers in the ordinary course of business and are operating in accordance with applicable laws; and for purposes of calculating dates, obligations and payments due, the Re-opening shall be deemed to occur on the 1st day of the month immediately following the satisfaction of all of these conditions.

“Real Property” shall have the meaning set forth in Preliminary Statement C.

“Redeveloped Casino/Hotel” means the Hotel/Casino after the Re-opening.

“Renovation Financing” shall have the meaning set forth in Preliminary Statement K.

“Restaurant Royalty Fee” means the combined 6% royalty fee to be paid by Company to Las Vegas Wings (4%) and HI LP (2%) pursuant to the Hooters Restaurant Consent.  The Restaurant Royalty Fee shall not exceed 6% of revenue generated from the Hooters restaurant to be operated in the Redeveloped Casino/Hotel.  Las Vegas Wings shall subordinate and defer, but not waive, its 4% of the Restaurant Royalty Fee to service the debt incurred by Company, including the Renovation Financing, and to the Preferred Return.

“Second Closing Date” shall be a date on or before the first anniversary of the First Closing Date on which all of the conditions required for the Second Closing Date as set forth herein are satisfied and the Renovation Financing is available for draws.

“Third Closing Date” shall be on the last day of the month in which Company, and to the extent applicable, all of its members, management board, owners and key employees, are in receipt of all licenses necessary to conduct gaming at the Hotel/Casino.  The Third Closing Date may, but need not, occur simultaneously with the Second Closing Date

“Working Capital” shall have the meaning set forth in Section 2.7.

2.                                       Formation and Structure of Company; Conveyance of Assets to Company.

2.1.                              Deposit by Florida Hooters.  Upon execution of the Original JVA, Florida Hooters deposited $1,000,000 into escrow, which such deposit was increased to a maximum of

$2,000,000 on or before the First Closing Date (collectively, the “Deposit”).  On the First Closing Date, the Deposit was credited towards Florida Hooters’ capital contribution to the Company.

2.2.                              Transfer of Assets to E&W.  As set forth in Preliminary Statement F, I & P merged with and into E&W, with E&W being the surviving entity.  Thus, following such merger, E&W owned the Assets.

2.3.                              Formation of Company.  Prior to the First Closing Date, E&W and Florida Hooters caused Company to be formed as a limited liability company under the laws of the State of Nevada.  E&W and Florida Hooters entered into the Original Operating Agreement on the First Closing Date.  On July 30, 2004, EW Common became the successor in interest to E&W with respect to E&W’s membership interest in the Company.

2.4.                              Intentionally Omitted.

2.5.                              Second Closing Date.  As a condition to and on the Second Closing Date, the following events shall occur:

(a)                                  Final definitive loan documents for the Renovation Financing shall have been executed and the funds for the Renovation Financing committed.

(b)                                 Each of the Venturers shall have approved the plans for the Hooters Renovation.

(c)                                  Each of the Venturers shall have approved the Design, Development and Renovation Budget and Timeline.

(d)                                 Each of the Venturers shall have approved the Project Costs.

2.6.                              Third Closing Date.  As a condition to and on the Third Closing Date, the following events shall occur:

(a)                                  E&W and EW Common, as the case may be, shall deliver to Company a bill of sale conveying the Gaming Assets and Inventory to Company.

(b)                                 The Interim Casino Lease shall be terminated unless sooner terminated pursuant to its terms.

(c)                                  The Interim Hotel Lease shall be terminated unless sooner terminated pursuant to its terms.

(d)                                 E&W and EW Common, as the case may be, shall assign all of the Operating Contracts to Company and Company shall assume all of the Operating Contracts.

(e)                                  Company shall assume the Current Liabilities of E&W and EW Common, as the case may be, to be agreed upon by the Venturers.

(f)                                    E&W shall convey to Company Current Assets to be agreed upon by the Venturers in an amount equal to Current Liabilities conveyed pursuant to Section 2.5(e), but in any event E&W shall retain the Positive Working Capital.

(g)                                 Company shall have obtained an audit of the Balance Sheet as of the First Closing Date and delivered to Company pursuant to Section 2.7.

2.7.                              Intentionally Omitted.

2.8.                              Working Capital-Related Payment.  On or about the First Closing Date, E&W delivered to Company a Balance Sheet.  Within 30 days following the Third Closing Date, E&W shall deliver to Company a Balance Sheet as of the Third Closing Date.  The two Balance Sheets will be prepared as if E&W were operating a going concern and on a basis consistent with the past practice.  The total of Current Assets minus the total of Current Liabilities reported on each of the Balance Sheets shall constitute and be defined as “Working Capital” as of such Balance Sheet date. The amount of Working Capital of E&W as of the First Closing Date shall be the “Positive Working Capital” of E&W.  Concurrently with the delivery of the Balance Sheet for the Third Closing Date, E&W will deliver to Company Current Assets in excess of the Positive Working Capital.  In the event that the Working Capital as of the Third Closing Date is less than the Positive Working Capital, then Company will pay such difference in Cash to E&W within ten days following the delivery of the Balance Sheet following the Third Closing Date.

2.9.                              Post-Closing Audit and Payment.  If Company disagrees with the Balance Sheet delivered following the Third Closing Date, it shall notify EW Common and E&W of such disagreement in writing, specifying in detail the particulars of such disagreement, within 15 business days after its receipt of such Balance Sheet (the “Dispute Notice”).  EW Common, E&W and Company shall use commercially reasonable efforts for a period of 30 days after Seller’s delivery of the Dispute Notice (or such longer period to which the Parties mutually agree) to resolve any disagreements raised by Seller with respect to such Balance Sheet.  If, at the end of such period, the parties are unable to resolve such disagreements, the parties shall jointly select an independent auditor from a recognized, national-standing accounting firm to resolve the disagreements.  The determination by such independent auditor shall be final, binding and conclusive on the parties.  The parties shall use commercially reasonable efforts to cause such independent auditor to make its determination within 30 days after it accepts its selection.  Within 10 days following the date of such determination by the independent auditor, the party owing any amounts due as determined by the independent auditor shall pay such amounts to the other party.  Fees and expenses of such independent auditor shall be borne by the non-prevailing party.

2.10.                        Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, each of EW Common and E&W agrees to use all reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transfer of operations and assets of the Hotel/Casino or the Redeveloped Casino/Hotel, as the case may be, from E&W to the Company upon termination of the Interim Casino Lease and the Interim Hotel Lease contemplated by this

Agreement, including, without limitation, (a) obtaining all necessary waivers, consents and approvals from, and making all necessary registrations and filings with, Governmental and Regulatory Authorities or other third parties, (b) timely giving all required notices (including the giving by E&W of all notices required by the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.)) and (c) executing and delivering any additional instruments necessary, or reasonably requested by any of the parties hereto, to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

3.                                       Consideration; Capital Contributions; Distributions.

3.1.                              Capital Contributions.  EW Common and Florida Hooters contributed the initial capital contributions set forth in and required by the Operating Agreement.

3.2.                              New Financing.  On or before the First Closing Date, Florida Hooters assisted Company in obtaining the New Financing in the amount of $48,500,000, which was used to satisfy the Existing Indebtedness and to fund closing costs related to the New Financing in the amount of $3,500,000.  The difference between the New Financing and the Existing Indebtedness plus the closing costs for the New Financing shall be disbursed to E&W by the Company upon the Company’s receipt of the proceeds from the Renovation Financing.

3.3.                              Renovation Financing.  Subject to Section 16.3 of this Agreement, the Company is proceeding with the Renovation Financing as more specifically set forth in the Operating Agreement, the Indenture, and other documents relating to the Notes.

4.                                       Indemnification by Company.  Each Venturer and any authorized agent of each Venturer shall be indemnified and held harmless by Company from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of, or incidental to, the Venturer’s management of Company’s affairs or the related actions of the Venturer’s authorized agents while managing Company’s affairs; provided, however, that no Venturer nor any authorized agent shall be entitled to indemnification under this Agreement when the claim at issue is based upon:

(a)                                  a matter unrelated to the Venturer’s management of Company’s affairs;

(b)                                 the proven gross negligence or willful misconduct of the Venturer, its agents or any employee; or

(c)                                  the proven breach by the Venturer of any provision of this Agreement.

5.                                       Indemnification the Venturers.  Each Venturer shall indemnify, defend and hold the other Venturer harmless for, from and against any and all claims, demands, cause or causes of action and suit or suits of any nature whatsoever arising from acts occurring prior to the First Closing Date.  In the event of any such claim, the indemnifying Venturer shall grant to the non-indemnifying Venturer a right of set-off from the indemnifying Venturer’s Capital Account (as defined in the Operating Agreement); provided, however, that the right of set-off shall not affect the voting rights of the indemnifying Venturer under the Operating Agreement.

6.                                       Representations of All Venturers.  Each Venturer hereby represents and warrants to Company and each other Venturer that:

(a)                                  it has received information concerning Company, the Hooters Brand and concept, the Hooters License Agreement and other pertinent information regarding the Hooters Renovation and the Hotel/Casino and that it has thoroughly read the information and understands the nature of the risks involved in the proposed investment, and has asked any questions of any Venturer which it desires to ask and has received answers or other information from such Venturer with respect to all such questions;

(b)                                 it understands that no state or federal governmental authority has or will make any findings, determination, recommendation or endorsement relating to the Membership Interests.

(c)                                  it understands that the transferability of Membership Interests will be restricted and that it cannot expect to be able readily to liquidate its investment in case of emergency and that it may have to continue to bear the risk of holding its Membership Interest for an indefinite period; and

(d)                                 it is making such investment for its own account and not for the account of others, and is not buying with the present intention of reselling, transferring or subdividing all or any portion of the Membership Interests and presently intends to hold the same.

7.                                       Representations and Warranties of EW Common.  EW Common represents and warrants to Florida Hooters as follows:

7.1.                              Organization of EW Common.  EW Common is a limited liability company duly organized, existing and in good standing under the laws of the State of Nevada and has full limited liability company power and authority to operate its business as operated since the date of its organization and as required under the Operating Agreement.

7.2.                              Authority of EW Common.  EW Common has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein.  This Agreement has been duly and validly executed and delivered by EW Common.  Upon execution by the other parties hereto and thereto, this Agreement will constitute legal, valid and binding obligations of EW Common enforceable against EW Common in accordance with its terms.

7.3.                              No Violation.  Neither the execution and performance of this Agreement, or the other agreements contemplated hereby, nor the transactions contemplated herein, will (i) conflict with, or result in a breach of the terms of, or constitute a default under any agreement, contract, commitment, letter of intent, indenture or other instrument under which EW Common is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public body having jurisdiction over the properties or assets of EW Common.

7.4.                              Intentionally Omitted.

7.5.                              Litigation.  There are no pending or, to the knowledge of EW Common, threatened litigation relating to any property, assets owned or operated by EW Common or any part thereof or related thereto.

7.6.                              Gaming Approvals.  EW Common represents to Florida Hooters that neither EW Common, nor any member, manager or partner in EW Common, nor, to the best of EW Common’s knowledge, any person associated with EW Common is unwilling to file all necessary applications to obtain whatever approvals of the Governmental and Regulatory Authorities that may be required of such persons in connection with the transactions provided for herein.  To the best of EW Common’s knowledge, neither EW Common nor any partner in EW Common, nor any person associated with EW Common has ever engaged in any conduct or practices that any of the foregoing persons should reasonably believe would cause such person or entity to be denied any approval by the Nevada Gaming Authorities.

8.                                       Representations and Warranties of E&W.  Representations and Warranties of E&W.  E&W represents and warrants to Florida Hooters as follows:

8.1.                              Organization of E&W.  E&W is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to operate the Hotel/Casino as and to the extent now conducted and to own, use or lease the Assets and the Gaming Assets as and to the extent now owned, used or leased.

8.2.                              Authority of E&W.  E&W has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under all documents referenced herein and to consummate the transactions contemplated herein.  This Agreement has been duly and validly executed and delivered by E&W.  Upon execution by the other parties hereto and thereto, this Agreement will constitute legal, valid and binding obligations of E&W enforceable against E&W in accordance with its terms.

8.3.                              No Violation.  Neither the execution and performance of this Agreement, or the other agreements contemplated hereby, nor the transactions contemplated herein, will (i) conflict with, or result in a breach of the terms of, or constitute a default under any agreement, contract, commitment, letter of intent, indenture or other instrument under which E&W is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public body having jurisdiction over the properties or assets of E&W.

8.4.                              Title to Assets and Gaming Assets.  E&W had as of the First Closing Date good and marketable title to the Assets and the E&W Personal Property, free clear of all liens.  E&W has or will have as of the Third Closing Date good and marketable title to the Gaming Assets and Inventory related to any privileged licenses related to the Casino Lease, free and clear of all liens.

8.5.                              Litigation.  Other than as disclosed to the Company by E&W or EW Common, as the case may be, at the First Closing Date, there were no pending or, to the knowledge of E&W, threatened litigation relating to the Assets, E&W Personal Property, Gaming Assets or the Hotel/Casino or any part thereof.

8.6.                              Gaming Approvals.  E&W represents to Florida Hooters that neither E&W, nor any partner in E&W, nor, to the best of E&W’s knowledge, any person associated with E&W is unwilling to file all necessary applications to obtain whatever approvals of the Governmental and Regulatory Authorities that may be required of such persons in connection with the transactions provided for herein.  To the best of E&W’s knowledge, neither E&W nor any partner in E&W, nor any person associated with E&W has ever engaged in any conduct or practices that any of the foregoing persons should reasonably believe would cause such person or entity to be denied any approval by the Nevada Gaming Authorities.

8.7.                              Operating Contracts.  To the best knowledge of E&W, Schedule 7.7 attached to the Original JVA contained a true and correct list of all Operating Contracts in effect as of the date of the Original JVA.

9.                                       Representations and Warranties of Florida Hooters.  Florida Hooters represents and warrants to EW Common as follows:

9.1.                              Organization of Florida Hooters.  Florida Hooters is a limited liability company duly organized, existing and in good standing under the laws of the state of Nevada.

9.2.                              Intentionally Omitted.

9.3.                              Intentionally Omitted.

9.4.                              Authority.  Florida Hooters has full corporate power and authority to execute and deliver this Agreement and the Operating Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Florida Hooters.  Upon execution by the other parties hereto and thereto, this Agreement constitutes legal, valid and binding obligations of Florida Hooters enforceable against Florida Hooters in accordance with their terms.

9.5.                              No Violation.  Neither the execution and performance of this Agreement, or the other agreements contemplated hereby, nor the transactions contemplated herein, will (i) conflict with, or result in a breach of the terms of, or constitute a default under any agreement, contract, commitment, letter of intent, indenture or other instrument under which Florida Hooters is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public body having jurisdiction over the properties or assets of Florida Hooters.

9.6.                              Hooters License Agreement.  The Hooters License Agreement, as amended, is a true and correct copy of which is attached to the Operating Agreement as Appendix 3, has not been amended or modified, except as set forth therein and is in full force and effect.

9.7.                              Gaming Approvals.  Florida Hooters represents to EW Common that neither Florida Hooters, nor any partner in Florida Hooters, nor, to the best of Hooter’s knowledge, any person associated with Florida Hooters is unwilling to file all necessary applications to obtain whatever approvals of the Governmental and Regulatory Authorities that may be required of such persons in connection with the transactions provided for herein.  To the best of Florida Hooters’ knowledge, neither Florida Hooters nor any partner in Florida Hooters, nor any person associated with Florida Hooters has ever engaged in any conduct or practices that any of the foregoing persons should reasonably believe would cause such person or entity to be denied any approval by the Nevada Gaming Authorities.

10.                                 Representations and Warranties of Lags.  Lags represents and warrants to EW Common as follows:

10.1.                        Organization of Lags.  Lags is a limited liability company duly organized, existing and in good standing under the laws of the State of Nevada.

10.2.                        Intentionally Omitted.

10.3.                        Authority.  Lags has full company power and authority to execute and deliver this Agreement and the Operating Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Lags.  Upon execution by the other parties hereto, this Agreement will constitute legal, valid and binding obligations of Lags enforceable against Lags in accordance with their terms.

10.4.                        No Violation.  Neither the execution and performance of this Agreement, or the other agreements contemplated hereby, nor the transactions contemplated herein, will (i) conflict with, or result in a breach of the terms of, or constitute a default under any agreement, contract, commitment, letter of intent, indenture or other instrument under which Lags is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public body having jurisdiction over the properties or assets of Lags.

10.5.                        Hooters Nevada Franchise.  Las Vegas Wings holds the franchise rights to use the Hooters Brand in the State of Nevada for the operation of a Hooters restaurant.

11.                                 Assets and Gaming Assets “As Is”.   Except as expressly set forth herein, neither EW Common nor E&W have made, and Florida Hooters acknowledges that neither EW Common nor E&W have made, any warranty or representation, express or implied, written or oral, statutory or otherwise concerning the Assets, E&W Personal Property, Inventory, Gaming Assets or the Hotel/Casino or any uses to which the Assets, E&W Personal Property, Inventory or Gaming Assets may or may not be put, including, but not limited to, the following: (i) the condition of title to the Assets, E&W Personal Property, Inventory or Gaming Assets; and (ii) the nature, physical condition or other aspect of the Assets, E&W Personal Property. Inventory or Gaming Assets.  Subject to the express terms of this Agreement, Florida Hooters acknowledges that Florida Hooters acquired its Membership Interest in Company based upon Florida Hooters’ own investigation and inspection of the Assets, E&W Personal Property, Inventory, Gaming Assets and Hotel/Casino.  E&W and Florida Hooters agree that the Assets, E&W Personal

Property, Inventory and Gaming Assets shall be (or were, in the case of the First Closing Date) contributed to Company on the First Closing Date, Second Closing Date and Third Closing Date, as applicable, “AS IS, WHERE IS, WITH ALL FAULTS” and that, except as explicitly set forth in this Agreement, such contribution shall be without representation or warranty of any kind, express or implied, oral or written, and E&W does hereby disclaim and renounce any such representation or warranty.  Florida Hooters specifically acknowledges, that except as explicitly set forth in this Agreement and except for any statements, profit and loss statements, balance sheets, financial or cash flow information or any other financial pro formas provided to Florida Hooters, Florida Hooters is not relying on any representations or warranties of any kind whatsoever, express or implied, oral or written, from EW Common or any representative or agent of EW Common as to any matter concerning the Assets, E&W Personal Property and Gaming Assets.

12.                                 Covenants of EW Common.   EW Common covenants and agrees with Florida Hooters that, at all times from and after the date hereof until the Third Closing Date, EW Common will comply with the following covenants and provisions:

12.1.                        Regulatory and Other Approvals and Notifications.

(a)                                  EW Common will use its best efforts to, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other person required of EW Common to consummate the transactions contemplated, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as EW Common or such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith and (iii) cooperate with Florida Hooters in connection with the performance of Florida Hooters’ obligations under Section 13.1.  Without limiting the generality of the foregoing, as soon as practicable following the First Closing Date, EW Common will file all applications, notices or similar documents with Nevada Gaming Authorities and pursue approval of such applications at its sole cost and expense.

(b)                                 EW Common will provide reasonably descriptive written notification to Florida Hooters within five days after the occurrence of any of the following events:

(i)                                     EW Common makes any filing or submits any application, notice or similar document (or any amendment or supplement to any of the foregoing) necessary for any regulatory action to be obtained, taken, made or given;

(ii)                                  EW Common withdraws any filing, application, notice or similar document referred to in clause (i) of this paragraph (b);

(iii)                               any regulatory action is obtained, taken, made or given;

(iv)                              any Governmental or Regulatory Authority notifies EW Common that its application, notice, filing or other request for a regulatory action has been placed on an agenda or scheduled for hearing or consideration (which notification from EW Common to Florida Hooters shall specify the date of such hearing or consideration), delayed or removed from such agenda or schedule; or

(v)                                 any Governmental or Regulatory Authority issues a decision not to take, make or give any regulatory action or withdraws, revokes, cancels, nullifies or materially modifies any regulatory action that was previously taken, made or given.

12.2.                        Conduct of Business.  Until the Third Closing Date, E&W will operate the Hotel/Casino in the ordinary course, consistent with past practice or as otherwise permitted or required under this Agreement, the Interim Casino Lease or the Interim Hotel Lease.

12.3.                        Maintenance.  Until the Third Closing Date, E&W will maintain the Assets and Gaming Assets in good repair and condition, subject to reasonable wear and tear, and shall prevent waste and/or dissipation of the Assets, E&W Personal Property and Gaming Assets, all in the ordinary course of business consistent with past practices.

12.4.                        Representations and Warranties.    EW Common shall not, directly or indirectly through any of its Affiliates, take any actions or obligate itself to take any actions that would make it impossible or impracticable with EW Common’s use of reasonable efforts for any of EW Common’s or E&W’s respective representations or warranties in this Agreement to be true and correct in all material respects on and as of the First Closing Date as though such representations or warranties were made on and as of the First Closing Date.

12.5.                        Fulfillment of Conditions.  E&W and EW Common, as the case may be, will execute and deliver at the First Closing Date, Second Closing Date and Third Closing Date, as applicable, each operative agreement that E&W is required to execute and deliver as a condition to the First Closing Date, Second Closing Date or Third Closing Date, as applicable.  E&W and EW Common, as the case may be, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Florida Hooters contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

13.                                 Covenants of Florida Hooters.  Florida Hooters covenants and agrees with EW Common that, at all times from and after the date hereof until the Third Closing Date, Florida Hooters will comply with the following covenants and provisions:

13.1.                        Regulatory and Other Approvals and Notifications.

(a)                                  Florida Hooters will use its best efforts to, as promptly as practicable, (i) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other person required of Florida Hooters to consummate the transactions contemplated, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as EW Common or such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith and (iii) cooperate with EW Common in connection with the performance of EW Common’s obligations under Section 12.1.  Without limiting the generality of the foregoing, as soon as practicable following the First Closing Date, Florida Hooters will file all completed applications and supporting schedules and statements, notices or similar documents with Nevada Gaming Authorities for those persons listed on Schedule 13.1 and pursue approval of such applications.  Company shall reimburse Florida Hooters for legal fees incurred by Florida Hooters in order to fulfill its obligations hereunder between the First Closing Date and Third Closing Date up to two times the amount of fees and costs incurred by EW Common.

(b)                                 Florida Hooters will provide reasonably descriptive written notification to EW Common within five days after the occurrence of any of the following events:

(i)                                     Florida Hooters makes any filing or submits any application, notice or similar document (or any amendment or supplement to any of the foregoing) necessary for any regulatory action to be obtained, taken, made or given;

(ii)                                  Florida Hooters withdraws any filing, application, notice or similar document referred to in clause (i) of this paragraph (b);

(iii)                               any regulatory action is obtained, taken, made or given in connection with this transaction;

(iv)                              any Governmental or Regulatory Authority notifies Florida Hooters that its application, notice, filing or other request for a regulatory action has been placed on an agenda or scheduled for hearing or consideration (which notification from Florida Hooters to EW Common shall specify the date of such hearing or consideration), delayed or removed from such agenda or schedule; or

(v)                                 any Governmental or Regulatory Authority issues a decision not to take, make or give any regulatory action or withdraws, revokes, cancels, nullifies or materially modifies any regulatory action that was previously taken, made or given in connection with this transaction.

13.2.                        Representations and Warranties.  Florida Hooters shall not, directly or indirectly through any of its Affiliates, take any actions or obligate itself to take any actions that would make it impossible or impracticable with Florida Hooters’s use of reasonable efforts for any of Florida Hooters’s representations or warranties in this Agreement to be true and correct in all material respects on and as of the First Closing Date as though such representations or warranties were made on and as of the First Closing Date.

13.3.                        Fulfillment of Conditions.  Florida Hooters will execute and deliver at the First Closing Date, Second Closing Date and Third Closing Date, as applicable, each operative agreement that Florida Hooters is required to execute and deliver as a condition to the First Closing Date, Second Closing Date or Third Closing Date, as applicable.  Florida Hooters will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of EW Common contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

14.                                 Conditions to Obligations of Florida Hooters.  The obligations of Florida Hooters hereunder to take the actions required by the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable, are subject to the fulfillment, at or before the First Closing Date, Second Closing Date or Third Closing Date, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by Florida Hooters in its sole discretion):

14.1.                        Representations and Warranties.  Each of the representations and warranties made by EW Common in this Agreement shall be true and correct in all material respects on and as of the date EW Common became a member of the Company, the Second Closing Date or the Third Closing Date, as applicable, as though such representation or warranty was made on and as of any such respective dates.

14.2.                        Performance.  EW Common shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the First Closing Date or the Third Closing Date, as applicable.

14.3.                        Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to, any Governmental or Regulatory Authority (including without limitation, the Nevada Gaming Authorities) necessary to permit Florida Hooters to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, shall (i) have been duly obtained, made or given, and (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived by the Third Closing Date.

14.4.                        Deliveries.  EW Common shall have executed and delivered to Company the Bill of Sale for the Gaming Assets by the Third Closing Date.

15.                                 Conditions to Obligations of EW Common.  The obligations of EW Common hereunder are subject to the fulfillment, at or before the First Closing Date, Second Closing Date or Third Closing Date, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by EW Common in its sole discretion):

15.1.                        Representations and Warranties.  Each of the representations and warranties made by Florida Hooters in this Agreement shall be true and correct in all material respects on and as of the First Closing Date, Second Closing Date or Third Closing Date as though such representation or warranty was made on and as of the First Closing Date, Second Closing Date or Third Closing Date, as applicable.

15.2.                        Performance.  Florida Hooters shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Florida Hooters at or before the First Closing Date, Second Closing Date or Third Closing Date, as applicable.

15.3.                        Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with, and notices to, any Governmental or Regulatory Authority (including without limitation, the Nevada Gaming Authorities) necessary to permit EW Common to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall (i) have been duly obtained, made or given and (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived by the Third Closing Date.

15.4.                        Intentionally Omitted.

15.5.                        Intentionally Omitted.

15.6.                        Intentionally Omitted.

15.7.                        Approval of Design, Development and Renovation Budget and Timeline and Project Costs.  Company shall have finalized and received the approval of each of the Venturers of the Design, Development and Renovation Budget and Timeline, Project Costs and the plan for the Hooters Renovation by the Second Closing Date.

15.8.                        Intentionally Omitted.

16.                                 Default and Termination.

16.1.                        Intentionally Omitted.

16.2.                        Intentionally Omitted.

16.3.                        Default by Florida Hooters Prior to the Second Closing Date. On the Second Closing Date, Florida Hooters shall either (i) proceed with and cause Company to close the Renovation Financing, or (ii) decide to not proceed with the Renovation Financing and terminate its relationship with EW Common pursuant to this Agreement.  In the event that Florida Hooters chooses option (ii) in the previous sentence, then Florida Hooters shall forfeit all of its economic rights related to its Membership Interest in Company, shall become a non-economic member of Company, and shall give EW Common a proxy to vote Florida Hooters’ voting units in Company; further, Florida Hooters’ rights to any distributions or cash flow (accumulated, current or future), including, any cash flow from the Hotel/Casino that has been swept into the Managed Account (as defined herein) shall be forfeited by Florida Hooters; provided, however, that EW Common and Florida Hooters agree that Florida Hooters shall not, and shall not be deemed to, give up any right, title or interest in and to the $4,000,000 held in the managed account pursuant to the New Financing (“Managed Account”), less any amounts drawn from the Managed Account by the lender of the New Financing.  In furtherance of the foregoing, EW Common shall return the $4,000,000 to Florida Hooters concurrent with the occurrence of the earlier of the following events:  (y) any re-financing or repayment of the New Financing, or (z) any sale, transfer, assignment or contribution of the Assets to any other person or entity and in either such event, the $4,000,000 shall be distributed to, or paid to, Florida Hooters immediately after payment of the New Financing.  In addition, the Hooters License Assignment and the Hooters Restaurant Consent shall be terminated and returned to Hooters Gaming and Las Vegas Wings, as applicable, and all rights transferred thereunder and all brands contributed by Florida Hooters, Las Vegas Wings or any of their respective members or Affiliates shall be terminated.

16.4.                        Default by Florida Hooters Prior to the Third Closing Date.  In the event that on or prior to January 31, 2006, some, but not all, of the members in Florida Hooters (or any member, manager, officer, director or partner thereof) have obtained the requisite approvals (including any licenses or suitability findings) of the Nevada Gaming Authorities to own an indirect interest in the Company, as a gaming licensee, (such persons that have received such approvals, the “Licensed Members” and, such persons that have not received such approvals, the “Unlicensed Members”), then Florida Hooters agrees to take all necessary actions and prepare all necessary documentation to give such Unlicensed Member of Florida Hooters an unsecured promissory note, subject to a one (1) year maturity date without interest, in a principal amount equal to such Unlicensed Members of Florida Hooters amount of capital contribution pursuant to the Florida Hooters operating agreement if all of the interests of such Unlicensed Member of Florida Hooters have not prior thereto been purchased by the Licensed Members of Florida Hooters pursuant to the Florida Hooters operating agreement or otherwise or such Unlicensed Members have not prior thereto ceased to have any interest in Florida Hooters or any direct or indirect interest in the Company, so that as promptly as possible each Unlicensed Member of Florida Hooters shall cease to have any interest in Florida Hooters or any direct or indirect interest in the Company.

16.5.                        Default by EW Common Prior to the Third Closing Date.

(a)                                  In the event that on or prior to January 31, 2006, some, but not all, of the members in EW Common (or any member, manager, officer, director or partner thereof) are Licensed Members, then EW Common agrees to take all necessary actions and prepare all necessary documentation to give any such Unlicensed Member an unsecured promissory note, subject to a one (1) year maturity date without interest, in a principal amount equal to such Unlicensed Members amount of capital contribution pursuant to the EW Common operating agreement if all of the interests of such Unlicensed Member have not prior thereto been purchased by the Licensed Members of EW Common or otherwise or such Unlicensed Members of EW Common have not prior thereto ceased to have any interest in EW Common or any direct or indirect interest in the Company, so that as promptly as possible each Unlicensed Member of EW Common shall cease to have any interest in EW Common or any direct or indirect interest in the Company.

(b)                                 In the event that on or prior to January 31, 2006, EW Common fails to obtain the requisite approvals (including any licenses or suitability findings) of the Nevada Gaming Authorities to own an interest in the Company as a gaming licensee, then the EW Preferred Account (as defined in the Operating Agreement) shall be converted to an unsecured loan (the “EW Preferred Note Loan”) evidenced by an unsecured promissory note in a principal amount equal to the Preferred Equity, which such loan shall accrue interest at the rate of the EW Common Preferred Return (which interest shall be payable by the Company in the same manner and in the same relative priority as the Preferred Return on the EW Preferred Account may be paid) and shall mature on the later of the following events to occur: (i) upon the occurrence of a sale of the Hotel/Casino, or (ii) the date that is 91 days after the date on which the Renovation Financing ceases to be outstanding.   The payment of all obligations in respect of the EW Preferred Note Loan shall be subordinated to the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Renovation Financing.  The purpose of this subsection 12.5(c)(ii) is to ensure that as promptly as possible that if EW Common is an Unlicensed Member of the Company, EW Common shall cease to have any direct or indirect interest in the Company.

(c)                                  In the event EW Common does not convey the Gaming Assets as required for the Second Capital Contribution, (i) Hooters shall be entitled to seek specific performance for the Gaming Assets; or (ii) EW Common shall forego that portion of the balance of Preferred Equity in an amount equal to the value of the Gaming Assets, deemed by the Operating Agreement to be $5,000,000.

17.                                 Miscellaneous.

17.1.                        Notices.  Except as otherwise specifically provided herein, all notices or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed from within the United States by certified mail, return receipt requested, postage prepaid, and addressed to the address set forth below such Venturer’s name on the signature page hereof.  Notices shall be deemed effective three days after mailing.  Notices may also be personally delivered or sent via telefax and, in either of such events, shall be deemed effective upon receipt.

17.2.                        Nevada Law to Apply.  This Agreement shall be construed under and in accordance with the laws of the State of Nevada.

17.3.                        Amendments.  This Agreement may be amended by written agreement signed by all of the Venturers.  No additional Venturer shall be considered as a Venturer in Company until such new Venturer has executed a copy of this Agreement.

17.4.                        Headings.  The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

17.5.                        Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective spouses, heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement.

17.6.                        Legal Construction.  In case any one or more of the provisions, or any part thereof, contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof (or any other part of such provision) and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.7.                        Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall, for all purposes, be deemed to be an original.

17.8.                        Gender and Number.  Whenever required by the context as used in this Agreement, the singular number shall include the plural and the neuter gender shall include the feminine or the masculine.

The remainder of this page is intentionally left blank.

Signature Page to Amended and Restated Joint Venture Agreement

IN WITNESS WHEREOF, the parties have executed this Joint Venture Agreement as of the date first above written.

EW Common, LLC, a Nevada limited liability company

By:	Eastern & Western Hotel Corporation, a Nevada corporation
Its:	Manager

By:	/s/ Michael J. Hessling
Michael J. Hessling, Executive Vice-President

Eastern & Western Hotel Corporation, a Nevada corporation

By:	/s/ Michael J. Hessling
Michael J. Hessling, Executive Vice-President

S-1

Signature Page to Amended and Restated Joint Venture Agreement

Florida Hooters LLC, a Nevada limited liability company
By:	Hooters Gaming LLC, a Nevada limited liability company
Its:	Member
	By:	HG Casino Management, Inc., a Nevada corporation
	Its:	Manager

		By:	/s/ Neil Kiefer
Neil Kiefer, its President

By:	Lags Ventures, LLC, a Nevada limited liability company
Its:	Member

	By:	/s/ Dave Lageschulte
Dave Lageschulte, Manager

Lags Ventures, LLC, a Nevada limited liability company

By:	/s/ Dave Lageschulte
Dave Lageschulte, Manager

List of Exhibits:

Exhibit A:                                            Hooters License Assignment

Exhibit B:                                              Hooters Restaurant Consent

Exhibit C:                                              Lags Concept Restaurant Assignment

S-2

Exhibit A

Hooters License Assignment

Exhibit B

Hooters Restaurant Consent

Exhibit C

Lags Concept Restaurant Assignment